UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☒           Soliciting Material Under Rule 14a-12

ALTISOURCE RESIDENTIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

BLR PARTNERS LP
BLRPART, LP
BLRGP INC.
FONDREN MANAGEMENT, LP
FMLP INC.
THE RADOFF FAMILY FOUNDATION
OP SELECT FUND, L.P.
OLIVER PRESS INVESTORS, LLC
OLIVER PRESS PARTNERS, LLC
BRADLEY L. RADOFF
AUGUSTUS K. OLIVER II
CLIFFORD PRESS
ANDREW L. PLATT
JOSHUA E. SCHECHTER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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BLR Partners LP, together with the other participants named herein (collectively, “RESI Shareholders Group”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of RESI Shareholders Group’s slate of three highly-qualified director nominees to the Board of Directors of Altisource Residential Corporation, a Maryland corporation (the “Company”), at the Company’s upcoming 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 12, 2016, RESI Shareholders Group issued the following press release:

RESI SHAREHOLDERS GROUP RESPONDS TO ALTISOURCE RESIDENTIAL PRELIMINARY PROXY STATEMENT

•	RESI has nominated individuals that we believe are highly conflicted and unqualified to serve as board members

NEW YORK, NY, April 12, 2016/PR Newswire/ - RESI Shareholders Group (“We”) owning approximately 2.4% of the outstanding shares of Altisource Residential Corporation (“RESI”) (NYSE: RESI) responded today to the filing of RESI’s preliminary proxy statement on April 8, 2016, in connection with the upcoming 2016 annual meeting of stockholders.

Dear Fellow RESI Shareholders:

Over the past few months, RESI Shareholders Group has attempted to constructively engage with the board of directors (the “Board”) and management of Altisource Residential Corporation (“RESI”), with the objective of closing the gap between RESI’s share price and net asset value.  We have repeatedly called on the Board to examine all potential strategic alternatives, including a solution that would end the hopelessly conflicted external management structure. We have undertaken these efforts on behalf of all RESI shareholders.

The filing of RESI’s preliminary proxy statement confirmed our view that the Board does not intend to act in the best interest of RESI shareholders and is intent on pursuing a failed strategy.  We continue to strongly believe that the Board is unqualified and highly conflicted in its dealings with Altisource Asset Management Corporation (“AAMC”), its external manager, and Altisource Portfolio Solutions S.A. (“ASPS”), its external services provider. In our view, RESI’s chosen nominees: David B. Reiner, Michael A. Eruzione, Robert J. Fitzpatrick, George G. Ellison and William P. Wall, if elected, will perpetuate this value destructive arrangement.

We Are Concerned RESI Is Run For The Benefit Of AAMC and ASPS

Pursuant to the existing asset management agreement, AAMC controls RESI’s capital allocation decisions and performs certain of its corporate governance functions. RESI paid $23 million in management fees to AAMC in 2015, and $87 million to ASPS in 2014 (the amount paid in 2015 has not been disclosed).  Given the apparent common control which we outline below, we demand that RESI disclose the fees paid to ASPS in 2015 and the material terms of its services agreement with ASPS.  We are very skeptical that the ASPS agreement is in the best interest of RESI shareholders and it is clear to us that both ASPS and AAMC rely heavily on RESI to sustain their tenuous business models.

A review of public filings indicates that AAMC and ASPS appear to be dominated by three investors: Putnam Investments, Luxor Capital and William Erbey, the former Chairman of RESI and founder of Ocwen Financial Corporation (“Ocwen”) who was forced to resign as Chairman of RESI, AAMC, ASPS and Ocwen in connection with the Consent Order entered into by Ocwen with the New York Department of Financial Services (which also involved Ocwen paying a civil monetary penalty in the amount of $150 million and $50 million as restitution). These three investors own approximately 58% of the common equity of ASPS and approximately 69% of the common equity of AAMC. By comparison, Mr. Erbey, owns just 3.6% of RESI. We note that an executive of Luxor Capital is also a director of AAMC. Additionally, Luxor Capital and Putnam Investments own approximately $200 million of the $250 million of preferred equity of AAMC which is being carried at a significant discount reflecting AAMC’s uncertain future. The viability of their investments in AAMC and ASPS appears dependent upon such entities continuing to extract fees from RESI, regardless of the outcome for RESI shareholders. We believe the recent acquisitions of RESI’s shares by Luxor Capital and ASPS shows their desire to maintain control over RESI in order to salvage their faltering investment.

A Highly Conflicted and Unqualified Board

We are concerned that the members of the Board are running RESI in a manner that ensures RESI continues to generate substantial fees for AAMC and ASPS without regard to the interests of RESI. The following Board members, in our opinion, are either too conflicted or unqualified to operate RESI with the best interests of its shareholders in mind:

1.
David B. Reiner, Chairman of the Board, has clear ties to Mr. Erbey.  Mr. Reiner is a former director of Ocwen and Home Loan Servicing Solutions, Ltd., another Erbey-related entity that has provided services to RESI. Mr. Reiner has no public board experience outside of Erbey-related entities.

2.
William P. Wall has significant ties to David Glancy, portfolio manager at Putnam Investments.  Funds managed by Mr. Glancy are the largest non-Erbey shareholders in AAMC and ASPS with holdings of 14% and 16%, respectively. Mr. Glancy and Mr. Wall were founding partners at now defunct hedge fund Andover Capital. Mr. Wall is also a director at STAAR Surgical Company at which Putnam Investments coincidentally is an approximately 20% owner. We have concerns that Mr. Wall is not truly independent and we strongly believe he is on the Board of RESI to protect the best interest of Putnam Investments which holds shares in AAMC and ASPS.

3.
Michael A. Eruzione is a former employee of the Athletic Department of Boston University where we note that Mr. Erbey’s wife is a member of the Board of Trustees. We do not believe Mr. Eruzione has the relevant investment or governance background to serve on the Board.

4.	Robert J. Fitzpatrick has no prior public board experience.

5.
George C. Ellison is the Chief Executive Officer of both RESI and AAMC, where he also serves as Chairman.  He has no prior public board or CEO experience prior to his appointments at AAMC and RESI, the shares of which are down 89% and 31% respectively since his appointment. He is the architect of RESI’s new strategy to buy physical single-family rental assets which is the antithesis of RESI’s original investment strategy. We are concerned that Mr. Ellison’s pursuit of the new strategy is a result of AAMC’s fee structure that incentivizes the Board and management of AAMC to increase the gross assets of RESI in order to generate additional fees for AAMC’s financial benefit.

We believe that the Board is in desperate need of independent directors who are fully committed to making decisions with the best interests of RESI shareholders in mind, without regard to the financial interests of the investors and management of AAMC, ASPS or other conflicted parties. We are shareholders of RESI and we have no vested interest in the performance of AAMC, ASPS or any other entities associated with Mr. Erbey. Our interests are fully aligned with the interests of RESI shareholders and our only objective is to restore the value of RESI for the benefit of its true owners.  Accordingly, we have nominated candidates for election to the Board who we are confident, if elected to the Board, will prioritize the public shareholders’ best interests and will help restore shareholder value at RESI.

Sincerely,

RESI Shareholders Group

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

BLR Partners LP, together with the other participants named herein (collectively, "RESI Shareholders Group"), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of three highly-qualified director nominees at the 2016 annual meeting of stockholders of Altisource Residential Corporation, a Maryland corporation (the "Company").

RESI SHAREHOLDERS GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the solicitation are BLR Partners LP ("BLR Partners"), BLRPart, LP ("BLRPart GP"), BLRGP Inc. ("BLRGP"), Fondren Management, LP ("Fondren Management"), FMLP Inc. ("FMLP"), The Radoff Family Foundation ("Radoff Foundation"), Bradley L. Radoff, OP Select Fund, L.P. ("OP Select"), Oliver Press Investors, LLC ("Oliver Press Investors"), Oliver Press Partners, LLC ("Oliver Press Partners"), Augustus K. Oliver II, Clifford Press, Andrew L. Platt and Joshua E. Schechter.

As of the date hereof, BLR Partners owned directly 963,744 shares of Common Stock. BLRPart GP, as the general partner of BLR Partners, may be deemed to beneficially own the 963,744 shares owned by BLR Partners. BLRGP, as the general partner of BLRPart GP, may be deemed to beneficially own the 963,744 shares owned by BLR Partners. Fondren Management, as the investment manager of BLR Partners, may be deemed to beneficially own the 963,744 shares owned by BLR Partners. FMLP, as the general partner of Fondren Management, may be deemed to beneficially own the 963,744shares owned by BLR Partners. As of the date hereof, Radoff Foundation owned directly 25,000 shares of Common Stock. As of the date hereof, Mr. Radoff owned directly 292,256 shares of Common Stock and, as the sole shareholder and sole director of each of BLRGP and FMLP and a director of Radoff Foundation, may be deemed to beneficially own the 963,744 shares owned by BLR Partners and the 25,000 shares owned by the Radoff Foundation. As of the date hereof, OP Select owned directly 10,000 shares of Common Stock. Oliver Press Investors, as the general partner of OP Select, may be deemed to beneficially own the 10,000 shares owned by OP Select. Oliver Press Partners, as the investment manager of OP Select, may be deemed to beneficially own the 10,000 shares owned by OP Select. Each of Messrs. Oliver and Press, as a managing member of Oliver Press Investors and Oliver Press Partners, may be deemed to beneficially own the 10,000 shares owned by OP Select. As of the date hereof, Mr. Schechter beneficially owned 25,000 shares of Common Stock. As of the date hereof, Mr. Platt does not beneficially own any shares of Common Stock.

Contacts

Investors:
Clifford Press
212-277-5635
or
Media:
Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com